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                                                                   EXHIBIT 99.1



[TERAFORCE TECHNOLOGY LOGO]


                          TERAFORCE TECHNOLOGY OBTAINS
                           WORKING CAPITAL FINANCING


              FACILITY TO PROVIDE LIQUIDITY FOR GROWTH IN BUSINESS

NEWS RELEASE


Contact: Patty Dickerson, Investor Relations - 469-330-4969

RICHARDSON, TEXAS (June 26, 2001) - TeraForce Technology Corporation (OTCBB:
TERA) today announced that it has entered into a credit facility with Bank One Texas, NA which will provide the Company with up to $4.5 million of working capital. The facility, which has a term of one year, allows TeraForce to borrow up to $4.5 million on a non-revolving basis. Any borrowings under the facility will be repaid with proceeds from the sale of the assets or operations of the Company's Intelect Network Technologies subsidiary. Outstanding borrowings will bear interest at LIBOR plus 175 basis points and are secured by letters of credit provided by certain existing investors in TeraForce. The letters of credit are provided pursuant to a reimbursement agreement which requires the Company to reimburse the providers for the cost of the letters of credit, including any amounts drawn. The Company has granted to the letters of credit providers a negative pledge on certain assets and has issued warrants to them for the purchase of 1.2 million shares of common stock at a price of $0.75 per share. In addition, existing warrants for the purchase of 800,000 shares of common stock were modified to adjust the exercise price to $0.75 per share from approximately $2.37 per share.

Herman Frietsch, Chairman and CEO of TeraForce commented, "This arrangement provides TeraForce with access to the working capital we have invested in the assets of Intelect Network Technologies. It allows us to monetize those assets in a manner which will maximize the value to TeraForce and yet provides working capital for growing areas of our business such as DNA Computing Solutions and our new product initiatives, Aegean Networks and Centauri NetSystems."

ABOUT TERAFORCE TECHNOLOGY CORPORATION

Based in the Richardson, Texas, Telecom Corridor, TeraForce Technology Corporation (OTCBB: TERA) designs, develops, produces and sells DSP (digital signal processing) products and optical networking equipment, and also provides high-value product design and development services to telecommunications and networking companies. TeraForce's primary business units are DNA Enterprises, Inc., www.dnaent.com, and DNA Computing Solutions, Inc., www.dnacomputingsolutions.com. Further information about TeraForce Technology Corporation can be accessed at www.teraforcetechnology.com.

Except for the historical information contained herein, the statements in this announcement are forward looking statements which involve risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward looking statements. Factors that might cause such a difference include, but are not limited to, those relating to: general economic conditions in the markets in which the company operates; success in the development and market acceptance of new and existing products; dependence on suppliers, third party manufacturers and channels of distribution; contingent liabilities; customer and product concentration; fluctuations in customer demand; maintaining access to external sources of capital; ability to attract and retain key management and technical personnel; issues regarding intellectual property rights; overall management of the Company's expansion; and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company does not utilize electronic "bulletin boards" as a means of disseminating information. The Company's officers, directors, employees and representatives are prohibited by Company policy from participating in such forums in regards to the Company.